Item 26. Exhibit (h) i. a.

FINANCIAL SUPPORT AGREEMENT

(AIM Variable Insurance Funds (Invesco Variable Insurance Funds))

This Agreement is made as of the 1st day of October, 2016 by and among Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company corporation (“Insurer”), and Invesco Distributors, Inc., a Delaware corporation (“Invesco”) (collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Invesco serves as the principal underwriter of AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware statutory trust registered with the Securities and Exchange Commission as an open-end management investment company (“Fund”), which consists of separate series portfolios (each, a “Portfolio”); and

WHEREAS, Insurer entered into a participation agreement, dated April 30, 2004, with the Fund and Invesco (“Participation Agreement”) pursuant to which the Fund shares of certain Portfolios are available to separate accounts of the Insurer at net asset value and with no sales charges, subject to the terms of the Participation Agreement, to fund benefits under variable annuity contracts and/or variable life insurance contracts (collectively, “Contracts”) to be issued by Insurer; and

WHEREAS, the Participation Agreement provides that the Fund will bear the costs of preparing, filing with the Securities and Exchange Commission and setting for printing the Fund’s prospectus, statement of additional information, including any amendments or supplements thereto, periodic reports to shareholders, and other shareholder communications (collectively, the “Fund Materials”), and that the Fund will provide Insurer with a camera ready or other formatted copy of all Fund Materials; and

WHEREAS, the Participation Agreement provides that Insurer shall print in quantity and deliver the Fund Materials to existing owners of Contracts with Contract value allocated to a Portfolio (“existing Contract owners”) and prospective purchasers (“prospective Contract owners”), and that the costs of printing in quantity and delivering to existing Contract owners and prospective Contract owners such Fund Materials will be borne by Insurer; and

WHEREAS, Insurer will incur various expenses in connection with the marketing, sales and promotion of the Portfolios through the sale of the Contracts; and

WHEREAS, Invesco desires to compensate Insurer from its own resources in consideration for such marketing, sales and promotion of the Portfolios.

NOW THEREFORE in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

1.	Services.

Insurer will provide the services identified on Schedule B, as agreed upon by the Parties from time to time (the “Services”).

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2.	Compensation.

(a)       In consideration for the Services, Invesco will pay a financial support fee to Insurer in the amount described in Schedule A hereto (the “Fee”). The Fee will be paid from Invesco’s or its affiliate’s revenues, profits or retained earnings and will be payable to Financial Intermediary within 60 days following calendar quarter end or as otherwise provided in Schedule A. Payment amounts less than $                 are considered nominal, and Invesco is not obligated to make an individual payment for any amount thereunder. In addition, notwithstanding anything in this Agreement to the contrary, Invesco shall not be obligated to and shall not pay Insurer any fee or other marketing support payment that is prohibited by applicable law or regulation.

(b)       The form of payment made by Invesco pursuant to this Section 2 will be cash.

(c)       Insurer agrees that it will appropriately disclose, to existing or prospective Contract owners who may invest in Portfolio shares, the foregoing compensation arrangement to the extent applicable law requires such disclosure by Insurer, or any person that offers or sells Contracts and, as a result, Portfolio shares.

3.	Representations, Warranties and Covenants of the Insurer.

Insurer hereby represents, warrants and agrees as to the following:

(a)       Insurer will comply with all applicable laws, rules and regulations of any governmental or regulatory body (as may be amended from time to time), including the requirements of any and all self-regulatory organizations of which Insurer is a member, as well as the terms of the applicable Fund prospectus and statement of additional information (collectively “Prospectus”).

(b)       Insurer will facilitate any audit or review of its files and records undertaken by Invesco.

(c)       In the event Insurer delegates its obligation to provide any services hereunder, Insurer agrees that such designee will be aware of and will comply with all representations, warranties and covenants hereunder.

(d)       Insurer will provide point of sale disclosure regarding all appropriate facts relating to this Agreement to all Contract owners in compliance with all applicable laws, rules and regulations, if any.

(e)       Insurer has obtained and shall maintain, in good standing, its membership with FINRA, and shall be at all times under the term of this Agreement, registered as a broker-dealer under the Securities Exchange Act of 1934, as amended.

4.	Term of Agreement.

This Agreement shall continue in effect for so long as Invesco or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as any Contract value or any monies attributable to Insurer is allocated to a Portfolio.

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5.	Termination.

This Agreement may be terminated, without cause, by any of the Parties hereto in writing. This Agreement will terminate automatically upon termination of the Participation Agreement.

6.	Amendment.

This Agreement may be amended only upon mutual agreement of the Parties hereto in writing.

7.	Notices.

Notices and communications required or permitted hereby shall be in writing and shall be deemed to have been given if delivered by personal delivery; postage prepaid registered or certified United States first class mail, return receipt requested; or electronic mail, facsimile or similar means of same day delivery (with a confirming copy by mail) to the following:

If to Insurer:

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111-0001

Attention: General Counsel

If to Invesco:

Invesco Distributors, Inc.
11 Greenway Plaza, Suite 1000
Houston, Texas 77046
Facsimile: (713) 993-9185
E-mail: mktsupport@invesco.com
Attention: President cc: General Counsel

All notices and other communications shall be effective upon delivery.

8.  Applicable Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to agreements fully executed and to be performed therein.

9.  Execution in Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

10.  Severability.

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If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

11.  Rights Cumulative.

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

12.  Headings.

The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

13.  Directed Brokerage.

The parties hereto understand and agree that neither Invesco nor its affiliates will provide, and Insurer will not accept, any brokerage commissions for transactions in Portfolio securities of the Fund or affiliates of the Fund (“Directed Brokerage”) that would in any way pay for, mitigate or offset any financial obligation that Invesco has under this Agreement. Directed Brokerage would include any agreement or arrangement, whether explicit or implicit, and whether written or oral, in which Insurer or its affiliates receive, in consideration for, or recognition of, the sale of Fund shares, support payments in the form of brokerage commissions, brokerage transactions (orders for the purchase or sale of Fund portfolio securities), mark-ups, mark-downs, other fees (or any portion thereof) payable or to be payable from portfolio transactions for the account of a Fund (whether executed by Insurer or its affiliates or any other broker or dealer) or other quid pro quo-type arrangement, such as the purchase or sale of a security issued by Insurer or its affiliates in recognition of Insurer’s or its affiliates’ sale or promotion of Fund shares or client referrals.

14. Confidentiality.

Except in accordance with applicable laws, rules and regulations, the terms of this Agreement, including specifically the fee arrangement, shall remain confidential as between the parties.

15.  Entire Agreement.

Except as otherwise provided herein, this Agreement, together with the attached Schedules, contains the entire agreement among the parties with respect to the matters dealt

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with herein, and supersedes any prior or inconsistent agreements, documents, understandings or arrangements among the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: /s/ Tina M. Wilson
Name: Tina Wilson
Title: Senior Vice President

INVESCO DISTRIBUTORS, INC.

By: /s/ Christy Sylvester
Name: Christy Sylvester
Title: Vice President

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SCHEDULE A

FINANCIAL SUPPORT FEE

Invesco agrees to pay to INSURER a quarterly fee (“Quarterly Fee”) equal to a percentage of the average daily net assets of the Portfolios not including Invesco V.I. Government Money Market Fund, Invesco V.I. S&P 500 Index Fund and Invesco V.I. Equally Weighted S&P 500 Fund attributable to the Contracts issued by INSURER at the following annual rate:

Annual Rate

—

   %

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SCHEDULE B

SERVICES

The services for which Insurer may provide to the Fund include, but are not limited to, any or all of the following:

•	Costs of printing sales literature or other promotional marketing material relating to each Portfolio, insofar as such materials relate to the Contracts or prospective Contract owners;
•	Adding a Portfolio to the list of underlying investment options in Insurer’s variable products;
•	Access to individual members of Insurer’s sales force or to Insurer’s management;
•	Support, training and ongoing education for sales personnel about the Portfolios;
•	Financial planning needs of Portfolio shareholders or Contract owners;
•	Marketing and advertising of the Portfolios;
•	Access to periodic conferences held by Insurer or its affiliates relating directly or indirectly to the Portfolios;
•

Travel expenses, including lodging, incurred in connection with trips taken by qualifying registered representatives of those dealer firms and their families to places within or outside the United States;

•	Meeting fees;
•	Entertainment;
•	Transaction processing and transmission charges;
•	Advertising or other promotional expenses; or
•	Other expenses as determined in Invesco’s discretion.

and shall be deemed to have been duly given if delivered by personal delivery; postage prepaid registered or certified United States first class mail, return receipt requested; or electronic mail, facsimile or similar means of same day delivery (with a confirming copy by mail) to the following:

If to INSURER:

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111-0001

Attention: General Counsel

If to INVESCO:

Invesco Advisers, Inc.

11 Greenway Plaza, Suite 1000

Houston, Texas 77046

Facsimile: (713) 993-9185

E-mail: mktsupport@invesco.com

Attention: Veronica Castillo, Esquire

All notices, requests, demands and other communications shall be effective upon delivery.

Section 6. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

(b) Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of any Party hereto shall be assigned without the written consent of the other Party.

(c) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties, as well as the Fund, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties, as well as the Fund.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware without reference to the conflict of law principles thereof.

(f) Severability. If any portion of this Agreement shall be found to be invalid

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or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

(g) Maintenance of Records and Compliance with Laws. INSURER represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

(h) Entire Agreement. Except as otherwise provided herein, this Agreement, together with the attached Schedule, contains the entire agreement among the parties with respect to the matters dealt with herein, and supersedes any prior or inconsistent agreements, documents, understandings or arrangements among the parties with respect to the subject matter of this Agreement.

(i) Confidentiality. Except in accordance with applicable laws, rules and regulations, the terms of this Agreement, including the fee arrangement, shall remain confidential as between the Parties.

**SIGNATURE PAGE FOLLOWS**

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Tina M. Wilson

Name:	Tina Wilson
Title:	Senior Vice President

INVESCO ADVISERS, INC.

By:	/s/ Melissa Rogers

Name:	Melissa Rogers

Title:	Vice President

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SCHEDULE A

ADMINISTRATIVE SERVICES FOR

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

INSURER shall provide certain administrative services respecting the operations of the Fund, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by INSURER and INVESCO, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

A.	Records of Portfolio Share Transactions; Miscellaneous Records

1.        INSURER shall maintain master accounts with the Fund, on behalf of each Portfolio, which accounts shall bear the name of INSURER as the record owner of Portfolio shares on behalf of each Separate Account investing in the Portfolio.

2.        INSURER shall maintain a daily journal setting out the number of shares of each Portfolio purchased, redeemed or exchanged by Contract owners each day, as well as the net purchase or redemption orders for Portfolio shares submitted each day, to assist INVESCO, the Fund and/or the Fund’s transfer agent in tracking and recording Portfolio share transactions, and to facilitate the computation of each Portfolio’s net asset value per share. INSURER shall promptly provide INVESCO, the Fund, and the Fund’s transfer agent with a copy of such journal entries or information appearing thereon in such format as may be reasonably requested from time to time. INSURER shall provide such other assistance to INVESCO, the Fund, and the Fund’s transfer agent as may be necessary to cause various Portfolio share transactions effected by Contract owners to be properly reflected on the books and records of the Fund.

B.	Order Placement and Payment

1.        INSURER shall determine the net amount to be transmitted to the Separate Accounts as a result of redemptions of each Portfolio’s shares based on Contract owner redemption requests and shall disburse or credit to the Separate Accounts all proceeds of redemptions of Portfolio shares. INSURER shall notify the Fund of the cash required to meet redemption payments.

2.        INSURER shall determine the net amount to be transmitted to the Fund as a result of purchases of Portfolio shares based on Contract owner purchase payments and transfers allocated to the Separate Accounts investing in each Portfolio. INSURER shall transmit net purchase payments to the Fund’s custodian.

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C.	Accounting Services

INSURER shall perform miscellaneous accounting services as may be reasonably requested from time to time by INVESCO, which services shall relate to the business contemplated by the Participation Agreement between INSURER and the Fund, as amended from time to time. Such services shall include, without limitation, periodic reconciliation and balancing of INSURER’s books and records with those of the Fund with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with the Fund, dividend and distribution payments by the Fund, and such other accounting matters that may arise from time to time in connection with the operations of the Fund as related to the business contemplated by the Participation Agreement.

D.	Reports

INSURER acknowledges that INVESCO may, from time to time, be called upon by the Fund’s Board of Trustees (“Board”), to provide various types of information pertaining to the operations of the Fund and related matters, and that INVESCO also may, from time to time, decide to provide such information to the Board in its own discretion. Accordingly, INSURER agrees to provide INVESCO with such assistance as INVESCO may reasonably request so that INVESCO can report such information to the Fund’s Board in a timely manner. INSURER acknowledges that such information and assistance shall be in addition to the information and assistance required of INSURER pursuant to the Fund’s mixed and shared funding SEC exemptive order, described in the Participation Agreement.

INSURER further agrees to provide INVESCO with such assistance as INVESCO may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.

E.	Fund-related Contract Owner Services

INSURER agrees to print and distribute to Contract owners with Contract value allocated to Portfolio shares (“Contract Owners”), in a timely manner, prospectuses, statements of additional information, supplements thereto, periodic reports and any other materials of the Fund required by law or otherwise to be given to Fund shareholders, provided, that with respect to proxy materials, notwithstanding any other arrangements between INSURER and INVESCO, INSURER shall bear the expenses associated with (i) text composition, printing, mailing, distributing, and tabulating proxy materials, including voting instruction solicitation materials, sent to Contract Owners with respect to proxy solicitations related to the Separate Account or related to matters requested by INSURER and agreed to by the Fund, (ii) making typesetting and other customization changes to Fund proxy materials, which changes are requested by INSURER and agreed to by the Fund, and (iii) mailing and distributing Fund proxy materials to Contract Owners. INSURER further agrees to provide telephonic support for Contract Owners, including, without limitation, advice with respect to inquiries about the Fund and each Portfolio thereof (not

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including information about performance or related to sales), communicating with Contract Owners about Fund (and Separate Account) performance, and assisting with proxy solicitations, specifically with respect to soliciting voting instructions from Contract Owners.

F.	Miscellaneous Services

INSURER shall provide such other administrative support to the Fund as mutually agreed between INSURER and INVESCO or the Fund from time to time. INSURER shall, from time to time, relieve the Fund of other usual or incidental administrative services of the type ordinarily borne by mutual funds that offer shares to individual members of the general public.